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                                                                     EXHIBIT 5.1




                                  November 13, 1998

Natrol, Inc.
21411 Prairie Street
Chatsworth, California 91311

     Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

     This opinion is delivered in our capacity as counsel to Natrol, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933 of a Registration Statement on Form S-8 (the "Registration Statement") relating to 1,770,000 shares (the "Shares") of the Company's common stock, par value $.01 per share (the "Common Stock"), which the Company is authorized to issue pursuant to the Natrol, Inc. Amended and Restated 1996 Stock Option and Grant Plan (the "Option Plan").

     As counsel for the Company, we have examined a copy of the Option Plan and the Company's Third Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws, each as presently in effect, and such records, certificates and other documents of the Company as we have deemed necessary or appropriate for the purposes of this opinion.

     Based on the foregoing, we are of the opinion that, when the Shares are sold and paid for pursuant to the terms of the Option Plan, the Shares will be legally issued, fully paid and non-assessable by the Company under the General Corporation Law of the State of Delaware.

     We hereby consent to being named as counsel to the Company in the Registration Statement and to the inclusion of this opinion as an exhibit to the Registration Statement.


                                        Very truly yours,

                                        /s/ Goodwin, Procter & Hoar  LLP
                                        --------------------------------
                                        GOODWIN, PROCTER & HOAR  LLP